SECOND AMENDMENT TO

SUB-ADVISORY AGREEMENT

This second amendment to Sub-Advisory Agreement, effective April 21, 2022 (the “Amendment”), is entered into by and among Great-West Funds, Inc, a Maryland corporation (“Great-West Funds”) on behalf of the series of Great-West Funds listed in Schedule A to the Sub-Advisory Agreement (the “Fund”), Great-West Capital Management, LLC, a Colorado limited liability company (the “Adviser”), and Loomis, Sayles & Company, L.P. (the “Sub-Adviser”).

RECITALS

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds are parties to the Sub-Advisory Agreement, dated May 17, 2018 (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds desire to amend the Agreement, on the terms and conditions set forth herein.

AGREEMENTS

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	The following shall be added as a new Section 34 to the Agreement:

“34. FUTURES CONTRACTS. In connection with Sub-Adviser’s services hereunder related to the Funds’ use of futures contracts, Great-West Funds hereby expressly agrees and acknowledges that the risks of futures transactions have been separately disclosed to it and that each Fund will be treated by Sub-Adviser as an “exempt account” for purposes of its compliance with Rule 4.7 under the Commodity Exchange Act, as amended (the “Exchange Act”) (which provides an exemption from certain recordkeeping and disclosure obligations under the Exchange Act and the rules thereunder to entities registered as commodity trading advisers with the Commodity Futures Trading Commission). In addition, Great-West Funds hereby expressly acknowledges and agrees as follows:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, A BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR ANY BROCHURE OR ACCOUNT DOCUMENT.”

2.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control

3.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GREAT-WEST FUNDS, INC., on behalf of Funds listed on Schedule A
/s/ Kelly New
Name: Kelly New
Title: Treasurer
GREAT-WEST CAPITAL
MANAGEMENT, LLC
/s/ Jonathan Kreider
Name: Jonathan Kreider
Title: President & Chief Executive Officer
LOOMIS, SAYLES & COMPANY, L. P.
By: Loomis, Sayles & Company Incorporated, its General Partner

By:	/s/ Lori A. Sanderson

Name:	Lori A. Sanderson
Title:	Vice President